DLJ Mortgage Capital, Inc.

Sponsor and Seller

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

Wells Fargo Bank, N.A.

Master Servicer and Trust Administrator

CSMC Mortgage-Backed Trust 2007-7

Issuing Entity

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-7

The issuer has tiled a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-140945. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has tiled with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SUMMARY

The following summary highlights selected information from the related prospectus supplement. It does not contain all of the information that you should consider in making your investment decision. To understand the terms of the offered certificates, read the entire related prospectus supplement and its entire accompanying prospectus carefully.

Title of series	CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-7.
Sponsor	DLJ Mortgage Capital, Inc., referred to in the related prospectus supplement as DLJ Mortgage Capital.
Depositor	Credit Suisse First Boston Mortgage Securities Corp.
Issuing Entity	CSMC Mortgage-Backed Trust 2007-7, a common law trust formed under the laws of the state of New York, referred to in the related prospectus supplement as the trust.
Seller	DLJ Mortgage Capital. The Seller will make the representations and warranties with respect to the mortgage loans to the trust.
Originators

DLJ Mortgage Capital, referred to in the related prospectus supplement as DLJMC, Aegis Mortgage Corporation, referred to in the related prospectus supplement as Aegis, HSBC Mortgage Corp (USA), referred to in the related prospectus supplement as HSBC Mortgage, U.S. Bank National Association, referred to in the related prospectus supplement as U.S. Bank, Credit Suisse Financial Corporation referred to in the related prospectus supplement as CSFC and Chevy Chase Bank, F.S.B. referred to in the related prospectus supplement as Chevy Chase.  No other originator has originated or acquired more than 10% of the initial mortgage loans (by aggregate initial cut-off date principal balance) in either mortgage group.

Servicers

Select Portfolio Servicing, Inc., referred to in the related prospectus supplement as SPS, HSBC Mortgage and Chevy Chase.  No other servicer is servicing more than 10% of the initial mortgage loans (by aggregate initial cut-off date principal balance) in either mortgage group.

Master Servicer

Wells Fargo Bank, N.A. also referred to in the related prospectus supplement as the master servicer or Wells Fargo Bank.  The master servicer will oversee and enforce the servicing of the mortgage loans by the servicers.

Special Servicer and Modification Oversight Agent	SPS.
Custodians

Wells Fargo Bank, Banco Popular de Puerto Rico, referred to in the related prospectus supplement as Banco Popular, Deutsche Bank National Trust Company, New York Branch and LaSalle Bank, National Association.  Each of the Custodians will maintain custody of certain mortgage files relating to the mortgage loans on behalf of the trust.

Trustee	U.S. Bank National Association, referred in the related prospectus supplement as U.S. Bank.
Trust Administrator	Wells Fargo Bank.
Mortgage pool

Pool 1 with 572 fixed rate initial mortgage loans with an aggregate principal balance of approximately $135,814,821.47, referred to in the related prospectus supplement as the initial pool 1 mortgage loans, pool 2 with 263 fixed rate initial mortgage loans with an aggregate principal balance of approximately $113,542,360.45, referred to in the related prospectus supplement as the initial pool 2 mortgage loans, and pool 3 with 85 fixed rate initial mortgage loans with an aggregate principal balance of approximately $33,454,848.69, referred to in the related prospectus supplement as the initial pool 3 mortgage loans, in each case as of the initial cut-off date.  Each pool is secured by first liens on one- to four-family residential properties. The pool 1, pool 2 and pool 3 mortgage loans are also collectively referred to in the related prospectus supplement as the mortgage pool.

Cut-off date.

For the initial mortgage loans, November 1, 2007 (referred to in the related prospectus supplement as the initial cut-off date).  For the subsequent mortgage loans, the first day of the month of the conveyance of such mortgage loans to the trust after giving effect to the monthly payment due on that date (each such date referred to in the related prospectus supplement as a subsequent cut-off date).

Closing date.	On or about December 11, 2007.
Distribution dates.	The 25th day of each month, or if the 25th day is not a business day, on the succeeding business day beginning in December 2007.
Form of offered certificates.

The offered certificates, other than the Class AR and Class AR-L Certificates, will be book-entry certificates.  The Class AR and Class AR-L Certificates will be physical certificates.  See “Description of the Certificates—Book-Entry Registration” in the related prospectus supplement.

Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Fitch(1)	Designation

Class A Certificates
1-A-1	$95,370,000	6.000%	AAA/AAA	Super Senior
1-A-2	$22,651,900	6.500%	AAA/AAA	Senior/Mezzanine
1-A-3	Notional(2)	0.021024284%	AAA/AAA	Senior/Interest Only
1-A-4	$4,265,000	6.100%	NR/AAA	Senior/Mezzanine/Lockout
2-A-1(3)	$102,023,000	6.250%	AAA/AAA	Super Senior
2-A-2(3)	$4,744,000	6.250%	AAA/AAA	Senior/Mezzanine
2-A-3(3)	$1,829,000	6.250%	AAA/NR	Senior/Mezzanine/Lockout
2-A-4(4)	$106,767,000	6.250%	AAA/AAA	Senior
3-A-1(3)	$29,765,000	5.500%	AAA/AAA	Super Senior
3-A-2(3)	$1,383,000	5.500%	AAA/AAA	Senior/Mezzanine
3-A-3(3)	$537,000	5.500%	AAA/NR	Senior/Mezzanine/Lockout
3-A-4(4)	$31,148,000	5.500%	AAA/AAA	Senior
A-M(4)	$2,366,000	Variable(5)	AAA/NR	Senior/Mezzanine/Lockout

Class X Certificates
1-X	Notional(6)	6.500%	AAA/AAA	Senior/Interest Only
2-X	Notional(7)	6.500%	AAA/AAA	Senior/Interest Only
3-X	Notional(8)	5.500%	AAA/AAA	Senior/Interest Only

Class P Certificates
1-P	$1,052,742	(9)	AAA/AAA	Senior/Principal Only
2-P	$1,418,001	(9)	AAA/AAA	Senior/Principal Only
3-P	$626,138	(9)	AAA/AAA	Senior/Principal Only

Class B Certificates
D-B-1	$5,616,000	6.100%	NR/AA	Subordinate
D-B-2	$3,697,000	6.100%	NR/A	Subordinate
D-B-3	$2,061,000	6.100%	BBB/NR	Subordinate
C-B-1	$2,589,000	Variable(10)	AA/NR	Subordinate
C-B-2	$1,035,000	Variable(10)	A/NR	Subordinate
C-B-3	$591,000	Variable(10)	BBB/NR	Subordinate

Class R Certificates
AR	$50	6.100%	NR/AAA	Senior/Residual
AR-L	$50	6.100%	NR/AAA	Senior/Residual

Total offered certificates	$281,253,881

Non-Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Fitch(1)	Designation

Class B Certificates
D-B-4	$2,631,000	6.100%	BB/NR	Subordinate
D-B-5	$1,990,000	6.100%	B/NR	Subordinate
D-B-6	$2,844,379	6.100%	NR/NR	Subordinate
C-B-4	$592,000	Variable(10)	BB/NR	Subordinate
C-B-5	$443,000	Variable(10)	B/NR	Subordinate
C-B-6	$296,566	Variable(10)	NR/NR	Subordinate

Class PP Certificates
PP	Notional(11)	N.A.	NR/NR	Prepayment Premiums

Total non-offered certificates	$8,796,945

______________________

(1)

See “Ratings” in the related prospectus supplement.

(2)

Interest will accrue on the notional amount of the Class 1-A-3 Certificates, initially equal to approximately $22,651,900, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(3)

These certificates are Exchangeable REMIC Certificates and are exchangeable for certain other classes of offered certificates in the combinations identified in Annex III to the related prospectus supplement.  See “Description of the Certificates—Exchangeable Certificates”

(4)

These certificates are Exchangeable Certificates and are exchangeable for certain other classes of offered certificates in the combinations identified in Annex III to the related prospectus supplement.  See “Description of the Certificates—Exchangeable Certificates.”

(5)

The initial pass-through rate on the Class A-M Certificates is approximately 6.080% per annum.  After the first distribution date, the per annum pass-through rate on these certificates on each distribution date will be equal to the weighted average pass-through rate of the Class 2-A-3  and Class 3-A-3 Certificates on that distribution date.

(6)

Interest will accrue on the notional amount of the Class 1-X Certificates, initially equal to approximately $24,282,380, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(7)

Interest will accrue on the notional amount of the Class 2-X Certificates, initially equal to approximately $7,028,481, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(8)

Interest will accrue on the notional amount of the Class 3-X Certificates, initially equal to approximately $2,853,543, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(9)

These certificates are not entitled to payments in respect of interest.

(10)

The initial pass-through rate on the Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates is approximately 6.080% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be calculated as described in the related prospectus supplement under “Description of the Certificates—Distributions of Interest.”

(11)

The Class PP Certificates will be entitled to receive prepayment premiums from certain of the mortgage loans.  The initial class PP notional amount will be approximately $290,050,827.

The offered certificates are subject to a variance of no more than 5% prior to their issuance.

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-7

Offered Certificates

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class A Certificates
1-A-1	CM	24 Day	30/360	March 2038	July 2037	$1,000	$1
1-A-2	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
1-A-3	CM	24 Day	30/360	March 2038	July 2037	$100,000	$1
1-A-4	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
2-A-1	CM	24 Day	30/360	March 2038	August 2037	$1,000	$1
2-A-2	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1
2-A-3	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1
2-A-4	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1
3-A-1	CM	24 Day	30/360	March 2023	February 2022	$1,000	$1
3-A-2	CM	24 Day	30/360	March 2023	February 2022	$25,000	$1
3-A-3	CM	24 Day	30/360	March 2023	February 2022	$25,000	$1
3-A-4	CM	24 Day	30/360	March 2023	February 2022	$25,000	$1
A-M	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1

Class X Certificates
1-X	CM	24 Day	30/360	March 2038	May 2037	$100,000	$1
2-X	CM	24 Day	30/360	March 2038	August 2037	$100,000	$1
3-X	CM	24 Day	30/360	March 2023	February 2022	$100,000	$1

Class P Certificates
1-P	CM	N.A.	N.A.	March 2038	July 2037	$25,000	$1
2-P	CM	N.A.	N.A.	March 2038	May 2037	$25,000	$1
3-P	CM	N.A.	N.A.	March 2023	November 2020	$25,000	$1

Class B Certificates
D-B-1	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
D-B-2	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
D-B-3	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
C-B-1	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1
C-B-2	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1
C-B-3	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1

Class R Certificates
AR	CM	24 Day	30/360	March 2038	December 2007	20%	20%
AR-L	CM	24 Day	30/360	March 2038	December 2007	20%	20%

			Non-Offered Certificates
Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class B Certificates
D-B-4	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
D-B-5	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
D-B-6	CM	24 Day	30/360	March 2038	July 2037	$25,000	$1
C-B-4	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1
C-B-5	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1
C-B-6	CM	24 Day	30/360	March 2038	August 2037	$25,000	$1

Class PP Certificates
PP	CM	N.A.	N.A.	December 2012	December 2012	10%	1%

_______________

(1)

CM = For any distribution date, other than the first distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.  For the first distribution date, the close of business on December 11, 2007.

(2)

24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date.

(3)

Calculated as described in the prospectus supplement under “Pooling and Servicing Agreement—Final Scheduled Distribution Date.”  The actual final distribution date for any class of certificates could be substantially earlier.

(4)

The expected final distribution date, based upon (1) 100% BPA, with respect to group 1 mortgage loans, and 300% SPA with respect to group 2 and group 3 mortgage loans as described under “Certain Yield and Prepayment Considerations—Modeling Assumptions” and (2) the modeling assumptions used in the related prospectus supplement, as described under “Certain Yield and Prepayment Considerations—Weighted Average Life.”  The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.